FOR IMMEDIATE RELEASE

CONTACT:	Daryl D. Pomranke, President and Chief Executive Officer 219-513-5150
Jerry A. Weberling, Executive Vice President and CFO    219-513-5103

CFS Bancorp, Inc. Reports a Net Loss for the Second Quarter of 2013
Due to Higher Credit Costs and Merger-Related Expenses

MUNSTER, IN - July 30, 2013 - CFS Bancorp, Inc. (NASDAQ: CITZ), the parent of Citizens Financial Bank, today reported a net loss of $(167,000), or $(.02) per share, for the second quarter of 2013, a decrease from net income of $1.4 million, or $.13 per diluted share, for the second quarter of 2012. The Company’s net income for the six months ended June 30, 2013 was $1.3 million, or $.12 per diluted share compared to $1.8 million, or $.17 per diluted share, for the six months ended June 30, 2012.

Financial results for the quarter include:

w
Merger-related expenses totaled $971,000 for the second quarter of 2013, which were primarily legal and investment banking fees for services rendered in connection with the merger with First Merchants Corporation announced in May 2013 and the preparation and review of the required regulatory filings;

w	Non-performing assets were stable at $48.6 million at June 30, 2013 compared to $48.7 million at March 31, 2013 and decreased $22.5 million, or 31.7%, from $71.1 million at June 30, 2012;

w	Non-performing loans increased $1.6 million, or 6.5%, to $26.7 million at June 30, 2013 from $25.0 million at March 31, 2013 and decreased $25.2 million, or 48.6%, from $51.9 million at June 30, 2012;

w	Loans receivable totaled $660.1 million at June 30, 2013, a decrease of $4.2 million, or .6%, from March 31, 2013 and $53.5 million, or 7.5%, from June 30, 2012;

w	Provision for loan losses increased to $1.1 million for the second quarter of 2013 from $510,000 for the first quarter of 2013 and decreased from $1.2 million for the second quarter of 2012;

w	Net charge-offs for the second quarter of 2013 totaled $440,000, a decrease from $671,000 for the first quarter of 2013 and $856,000 for the second quarter of 2012;

w	Core deposits increased to 68.3% of total deposits at June 30, 2013 compared to 66.8% of total deposits at March 31, 2013 and 62.5% at June 30, 2012;

w	Net interest margin decreased to 3.21% during the second quarter of 2013 from 3.23% in the first quarter of 2013 and 3.42% in the second quarter of 2012; and

w
The Bank’s Tier 1 core capital ratio was 9.08% at June 30, 2013, an increase from 8.92% at March 31, 2013 and 8.56% at June 30, 2012; the Bank’s total risk-based capital ratio increased to 15.31% from 14.86% at March 31, 2013 and 13.35% at June 30, 2012.

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Chief Executive Officer’s Comments

“As previously announced in May, we are excited about our pending merger with First Merchants Corporation headquartered in Muncie, Indiana,” said Daryl D. Pomranke, Chief Executive Officer. “The size of the First Merchants organization will allow both companies to provide better value to our communities, clients, shareholders, and employees, and allow us to offer expanded products and services to our clients, including insurance and wealth management, along with more banking centers and ATMs. Our companies are similar with deep roots in community banking and both are committed to local delivery of exceptional service. We are planning on the merger being completed during the fourth quarter of this year, assuming we receive the required shareholder and bank regulatory approvals.”

“While we remain focused on improving profitability, we are disappointed that our quarterly results were impacted by higher credit-related costs including an increased provision for loan losses and a large loss on the sale of one other real estate owned property,” added Pomranke. “The required provision for loan losses during the quarter was primarily due to a $2.8 million specific reserve established on a performing and current $13.1 million commercial real estate non-owner occupied loan, which was deemed a troubled debt restructuring during the quarter.”

Update on Strategic Growth and Diversification Plan

Our ratio of non-performing loans to total loans increased to 4.04% at June 30, 2013 from 3.77% at March 31, 2013. The increase in the second quarter of 2013 was primarily due to the transfer to non-accrual status of one commercial real estate owner occupied and one commercial and industrial participation troubled debt restructuring totaling $1.1 million and $1.2 million, respectively, combined with two commercial real estate non-owner occupied relationships totaling $802,000, and one multifamily relationship totaling $594,000. These increases were partially offset by gross loan charge-offs totaling $1.6 million and repayments and payoffs totaling $1.1 million. Also, the decrease in total loan balances during the second quarter of 2013 contributed to the increase in the ratio of non-performing loans to total loans. The ratio of non-performing assets to total assets was relatively stable at 4.29% at June 30, 2013 compared to 4.25% at March 31, 2013 and decreased from 6.28% at June 30, 2012. See the “Asset Quality” table in this press release for more detailed information.

Non-interest expense increased to $9.5 million for the second quarter of 2013 from $8.5 million for the first quarter of 2013 and the second quarter of 2012 primarily due to increased professional fees from legal and investment banking fees related to the merger. See the “Non-Interest Income and Non-Interest Expense” section in this press release for more detailed information.

We continue to target specific segments in our loan portfolio for growth, including commercial and industrial, owner occupied commercial real estate, and multifamily, which, in the aggregate, comprised 60.3% of the commercial loan portfolio at June 30, 2013, compared to 59.3% at March 31, 2013 and 55.6% at June 30, 2012. Our focus on deepening client relationships emphasizes growth in core deposits. Total core deposits at June 30, 2013 increased to 68.3% of total deposits compared to 66.8% at March 31, 2013 and 62.5% at June 30, 2012, primarily due to an increase in non-interest bearing accounts and the continued shrinkage in certificates of deposit in this low interest rate environment.

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Pre-Tax, Pre-Provision Earnings, As Adjusted1

Pre-tax, pre-provision earnings, as adjusted, decreased to $2.3 million for the second quarter of 2013 compared to $2.8 million for the first quarter of 2013 and $3.1 million for the second quarter of 2012. The decreases were primarily related to lower gains on the sales of loans held for sale combined with decreases in net interest income due to lower loan balances and our increased level of liquidity. A modest increase in deposit related service fees during 2013 partially offset the aforementioned decreases.

Net Interest Income and Net Interest Margin

	Three Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012
	(Dollars in thousands)
Net interest margin	3.21%	3.23%	3.42%
Interest rate spread	3.15	3.17	3.35
Net interest income	$8,233	$8,201	$8,944
Average assets:
Yield on interest-earning assets	3.65%	3.71%	4.03%
Yield on loans receivable	4.53	4.62	4.70
Yield on investment securities	2.78	2.78	3.42
Average interest-earning assets	$1,027,146	$1,030,232	$1,052,039
Average liabilities:
Cost of interest-bearing liabilities	.50%	.54%	.68%
Cost of interest-bearing deposits	.39	.44	.58
Cost of borrowed funds	2.28	2.26	2.30
Average interest-bearing liabilities	$902,564	$908,356	$941,398

The net interest margin was relatively flat at 3.21% for the second quarter of 2013 compared to 3.23% for the first quarter of 2013 and decreased 21 basis points compared to the second quarter of 2012. Net interest income was stable at $8.2 million for the second quarter of 2013 compared to $8.2 million for the first quarter of 2013 and decreased from $8.9 million for the second quarter of 2012, primarily due to lower interest income on loans and investment securities. The net interest margin was negatively impacted by loans comprising a smaller proportion of interest-earning assets and the Bank having a higher level of liquidity. Management believes that higher levels of liquidity, modest loan demand, reduced but still elevated level of non-performing assets, the continued low interest rate environment, and significant narrowing of spreads available on new investment securities purchases will continue to pressure our net interest margin for the foreseeable future. The second quarter 2013 decrease in yields on investment securities compared to the fourth quarter of 2012 was primarily related to prepayments, maturities, and sales of higher-yielding investment securities with the proceeds reinvested at lower rates. The level of non-performing loans continues to negatively affect the yield on loans receivable. Also, the net interest margin was positively affected during the second quarter of 2013 by a four basis point decrease in the cost of interest-bearing liabilities from the first quarter of 2013 and an 18 basis point decrease compared to the second quarter of 2012.

1 A schedule reconciling earnings in accordance with U.S. generally accepted accounting principles (GAAP) to the non-GAAP measurement of pre-tax, pre-provision earnings, as adjusted, is provided on the last page of the attached tables.

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Interest income totaled $9.3 million for the second quarter of 2013, essentially flat compared to $9.4 million for the first quarter of 2013 and an 11.3% decrease from $10.5 million for the second quarter of 2012. The decrease is primarily related to the reinvestment of proceeds from sales and maturities of investment securities in lower-yielding investments, lower loan balances, and maintaining higher levels of short-term liquid investments due to the lack of suitable higher-yielding investment alternatives in the current low interest rate environment combined with modest loan demand.

Interest expense decreased 8.4% to $1.1 million for the second quarter of 2013 compared to $1.2 million for the first quarter of 2013 and 29.8% from $1.6 million for the second quarter of 2012. Our continuing success in increasing the proportion of low-cost core deposits to total deposits and continued disciplined pricing on new and renewing certificates of deposit contributed to the decreases in interest expense during the second quarter of 2013.

Non-Interest Income and Non-Interest Expense

Non-interest income decreased $1.0 million, or 36.7%, to $1.8 million for the second quarter of 2013 compared to the first quarter of 2013 primarily due to decreases of $552,000 in gains on sales of other real estate owned from the sale of a property held after the foreclosure of a participation loan, $357,000 in gains on sales of loans receivable due to lower gain on sale margins and more aggressive competitor pricing as mortgages rates increased during the quarter, and $196,000 in income from bank-owned life insurance due to the first quarter of 2013 death of an insured which resulted in income of $218,000 during that quarter. These decreases were partially offset by an increase of $128,000 in deposit related fees as a result of an increase in the Bank’s fee structure related to daily overdraft charges.

Non-interest income of $1.8 million for the second quarter of 2013 decreased $837,000, or 31.7%, from $2.6 million for the second quarter of 2012 primarily due to decreases in net gains on sale of other real estate owned of $628,000, $113,000 in net gains on the sale of investment securities, and $94,000 in net gains on loans held for sale. These variances were partially offset by an increase in deposit related fees totaling $70,000.

Non-interest expense for the second quarter of 2013 increased $1.0 million, or 11.9%, to $9.5 million from $8.5 million for the first quarter of 2013. The increase was primarily due to a $813,000 increase in professional fees from merger-related expenses and a $115,000 increase in loan collection expense related to increased work-out costs. Other real estate owned expense decreased $136,000 due to lower writedowns on the net realizable value of the properties held combined with higher rental income from one of our larger non-owner occupied properties.

Non-interest expense during the second quarter of 2013 increased $922,000, or 10.8%, to $9.5 million from $8.5 million for the second quarter of 2012 primarily due to a $943,000 increase in professional fees from merger-related expenses and a $129,000 increase in loan collection costs. These increases were partially offset by a $202,000 decrease in other real estate owned expense due to lower writedowns on the net realizable value of the properties held combined with higher rental income from one of our larger non-owner occupied properties.

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Income Tax Expense

During the second quarter of 2013, we recorded an income tax benefit of $334,000 as a result of our pre-tax loss. During the first quarter of 2013, we recorded income tax expense of $588,000, or an effective tax rate of 28.1%. During the second quarter of 2012, we recorded income tax expense of $541,000, or an effective tax rate of 28.5%.

Asset Quality

	June 30, 2013	March 31, 2013	June 30, 2012
	(Dollars in thousands)
Non-performing loans (NPLs)	$26,674	$25,048	$51,850
Other real estate owned	21,878	23,698	19,223
Non-performing assets (NPAs)	$48,552	$48,746	$71,073

Allowance for loan losses (ALL)	$12,660	$12,024	$12,062
Provision for loan losses for the quarter ended	1,076	510	1,150
Loan charge-offs (recoveries):
Gross loan charge-offs	$1,569	$878	$892
Recoveries	(1,129)	(207)	(36)
Net charge-offs for the quarter ended	$440	$671	$856

NPLs / total loans	4.04%	3.77%	7.27%
NPAs / total assets	4.29	4.25	6.28
ALL / total loans	1.92	1.81	1.69
ALL / NPLs	47.46	48.00	23.26

Total non-performing loans increased $1.6 million, or 6.5%, to $26.7 million at June 30, 2013 from $25.0 million at March 31, 2013 and decreased $25.2 million, or 48.6%, from $51.9 million at June 30, 2012. The increase in the second quarter of 2013 was primarily due to the transfer to non-accrual status of one commercial real estate owner occupied and one commercial and industrial participation troubled debt restructuring totaling $1.1 million and $1.2 million, respectively, combined with two commercial real estate non-owner occupied relationships totaling $802,000, and one multifamily relationship totaling $594,000. These increases were partially offset by gross charge-offs totaling $1.6 million and repayments and payoffs totaling $1.1 million. Of the total loans classified as non-performing at June 30, 2013, $7.3 million, or 27.2%, are current and performing in accordance with their loan agreements. The ratio of non-performing loans to total loans increased to 4.04% at June 30, 2013 from 3.77% at March 31, 2013 and decreased from 7.27% at June 30, 2012.

The provision for loan losses increased to $1.1 million for the second quarter of 2013 compared to $510,000 for the first quarter of 2013 and $1.2 million for the second quarter of 2012. The increase during the second quarter of 2013 was primarily related to a $2.8 million specific reserve established for a $13.1 million commercial real estate non-owner occupied loan deemed a troubled debt restructuring. This loan is current and paying in accordance with the terms and conditions of its agreement. The provision was also positively impacted by a $967,000 repayment of a previously recognized charge-off related to a commercial participation loan.

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The ratio of the allowance for loan losses to total loans increased to 1.92% at June 30, 2013 from 1.81% at March 31, 2013 and 1.69% at June 30, 2012. When it is determined that a non-performing collateral-dependent loan has a collateral shortfall, management immediately charges-off the collateral shortfall. As a result, we are not required to maintain an allowance for loan losses on these loans as the loan balance has already been written down to its net realizable value (fair value less estimated costs to sell the collateral). As such, the ratio of the allowance for loan losses to total loans and the ratio of the allowance for loan losses to non-performing loans has continued to be negatively affected by cumulative partial charge-offs of $4.9 million recorded through June 30, 2013 on $7.3 million (net of charge-offs) of non-performing collateral dependent loans. At June 30, 2013, the ratio of the allowance for loan losses to non-performing loans excluding the $7.3 million of non-performing collateral dependent loans with partial charge-offs decreased to 65.2% compared to 76.9% at March 31, 2013 and increased from 62.8% at June 30, 2012 due to a lower amount of non-performing collateral dependent loans with partial charge-offs remaining in the Bank’s portfolio.

During the second quarter of 2013, we transferred one retail loan relationship totaling $115,000 to other real estate owned and sold ten other real estate owned properties aggregating $1.7 million resulting in net losses on the sales of $542,000, including the cash sale of one large commercial participation property that was sold at a deep discount to appraised value by the participant bank resulting in a $529,000 loss on sale. We continue to explore ways to reduce our overall exposure in our non-performing assets through various alternatives, including using A/B-Note structures and the potential sale of certain of these assets. We currently have contracts for the sale of certain other real estate owned properties which will reduce non-performing assets by approximately $2.0 million once completed, presuming the transactions close as scheduled and pursuant to the contract terms. We are also aware of two borrowers with non-accrual loans aggregating $3.3 million that have contracts related to the sale of the underlying collateral, which if consummated, will provide funds to repay their loans.

Statement of Condition Highlights

The table below provides a summary of the more significant items in our statement of condition as of the dates indicated.

	June 30, 2013	March 31, 2013	June 30, 2012
	(Dollars in thousands)
Assets:
Total assets	$1,131,548	$1,146,368	$1,132,094
Interest-earning deposits with banks	132,929	133,766	51,687
Investment securities	232,915	235,177	240,590
Loans receivable, net of unearned fees	660,072	664,308	713,596

Liabilities and Equity:
Total liabilities	$1,020,336	$1,033,591	$1,027,497
Deposits	961,945	974,328	967,154
Borrowed funds	49,306	49,828	51,306
Shareholders’ equity	111,212	112,777	104,597

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Loans Receivable

	June 30, 2013		March 31, 2013		June 30, 2012
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Commercial loans:
Commercial and industrial	$95,675	14.5%	$91,649	13.8%	$89,479	12.6%
Commercial real estate - owner occupied	97,906	14.8	99,030	14.9	102,149	14.3
Commercial real estate - non-owner occupied	157,517	23.9	159,414	24.0	184,284	25.8
Commercial real estate - multifamily	72,806	11.0	71,630	10.8	76,647	10.7
Commercial construction and land development	14,166	2.1	15,335	2.3	23,353	3.3
Commercial participations	3,661.6		5,137.8		6,453.9
Total commercial loans	441,731	66.9	442,195	66.6	482,365	67.6
Retail loans:
One-to-four family residential	170,879	25.9	172,540	25.9	177,830	24.9
Home equity lines of credit	44,026	6.7	45,616	6.9	49,476	6.9
Retail construction and land development	913.1		1,370.2		1,518.2
Other	3,232.5		3,025.5		2,724.5
Total retail loans	219,050	33.2	222,551	33.5	231,548	32.5
Total loans receivable	660,781	100.1	664,746	100.1	713,913	100.1
Net deferred loan fees	(709)	(.1)	(438)	(.1)	(317)	(.1)
Total loans receivable, net of unearned fees	$660,072	100.0%	$664,308	100.0%	$713,596	100.0%

Total loans receivable decreased $4.2 million, or .6%, at June 30, 2013 from March 31, 2013 and $53.5 million, or 7.5%, from June 30, 2012. The second quarter decrease was due to repayments totaling $19.0 million, sales of one-to-four family loans totaling $13.2 million, transfers to other real estate owned totaling $115,000, and gross charge-offs totaling $1.6 million. Partially offsetting these decreases, loan fundings during the second quarter of 2013 totaled $29.7 million, which more than doubled from fundings for the first quarter of 2013 totaling $12.8 million. The increase in loan fundings from the first quarter of 2013 is primarily related to higher demand for commercial real estate multifamily loans and an increase in commercial clients utilizing lines of credit. Fundings for the second quarter of 2013 were more in line with fundings of $31.3 million, or a decrease of 4.9%, from the second quarter of 2012.

At June 30, 2013, our total commercial loans outstanding that were originated prior to January 1, 2008 (Pre-1/1/08) decreased to $135.4 million, or 30.7% of total commercial loans outstanding, compared to $139.8 million, or 31.6%, at March 31, 2013 and $187.9 million, or 38.9%, at June 30, 2012. The Pre-1/1/08 portfolio has had a significantly higher percentage of non-performing loans and has accounted for 91.3% of all commercial loan charge-offs since January 1, 2008. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2012 for more detailed discussions of our Pre-1/1/08 commercial portfolio.

During the second quarter of 2013, we sold $13.2 million of conforming one-to-four family fixed-rate mortgage loans into the secondary market and recorded gains on the sales of $106,000 compared to loan sales and gains on the sales of $11.7 million and $463,000, respectively, in the first quarter of 2013 and $11.0 million and $200,000, respectively, in the second quarter of 2012. The decrease in the net gains realized during the second quarter of 2013 was primarily a result of lower gain on sale margins due to more

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aggressive pricing from competitors as mortgage rates rose during the quarter and a smaller pipeline of outstanding mortgage commitments at June 30, 2013 compared to March 31, 2013.

Deposits

	June 30, 2013		March 31, 2013		June 30, 2012
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Checking accounts:
Non-interest bearing	$110,724	11.5%	$114,897	11.8%	$97,435	10.1%
Interest-bearing	202,399	21.0	192,051	19.7	179,842	18.5
Money market accounts	181,484	18.9	183,766	18.9	182,522	18.9
Savings accounts	162,707	16.9	159,633	16.4	144,705	15.0
Core deposits	657,314	68.3	650,347	66.8	604,504	62.5
Certificates of deposit accounts	304,631	31.7	323,981	33.2	362,650	37.5
Total deposits	$961,945	100.0%	$974,328	100.0%	$967,154	100.0%

Since the implementation of our High Performance Checking (HPC) deposit acquisition marketing program that targets both retail and business clients, we have seen a significant increase in core deposits. The program is designed to attract a younger demographic and enhance growth in the number of checking accounts, core deposits, and related fee income as well as to provide additional cross-selling opportunities. In addition, core deposits continue to benefit from clients moving maturing certificates of deposit into money market and savings accounts due to the current low interest rate environment.

Borrowed Funds

	June 30, 2013	March 31, 2013	June 30, 2012
	(Dollars in thousands)
Short-term variable-rate repurchase agreements	$9,903	$10,377	$11,540
FHLB advances	39,403	39,451	39,766
Total borrowed funds	$49,306	$49,828	$51,306

Borrowed funds decreased during the second quarter of 2013 primarily due to levels of repurchase agreements which tend to fluctuate depending on our clients’ liquidity needs combined with repayments of our amortizing FHLB advances.

Shareholders’ Equity

Shareholders’ equity at June 30, 2013 decreased slightly to $111.2 million, or 9.83% of assets, from $112.8 million, or 9.84% of assets, at March 31, 2013 and increased from $104.6 million, or 9.24% of assets, at June 30, 2012. The decrease from March 31, 2013 was primarily due to our net loss of $167,000 and was partially offset by a decrease in accumulated other comprehensive income, net of tax, of $1.5 million and dividends declared of $109,000.

At June 30, 2013, the Bank’s Tier 1 capital ratio increased 16 basis points to 9.08% from 8.92% at March 31, 2013 and 52 basis points from 8.56% at June 30, 2012. The Bank’s total capital to risk-weighted assets ratio increased 45 basis points to 15.31% from 14.86% at March 31, 2013 and 196 basis points from

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13.35% at June 30, 2012. The increases in the capital ratios are primarily related to the increase in shareholders’ equity combined with a decrease in risk-based assets. At June 30, 2013, the Bank was deemed to be “well capitalized” and in excess of the individual minimum capital requirements set by the OCC in December 2012 of 8% for Tier 1 capital and 12% for total risk-based capital to risk-weighted assets.

Pending Merger

In a joint press release dated May 13, 2013, First Merchants Corporation (First Merchants) and CFS Bancorp, Inc. (CFS) announced First Merchants’ intent to acquire CFS in an all-stock transaction. Under the terms of the merger agreement, CFS shareholders will have the right to receive .65 shares of First Merchants common stock for each share of CFS common stock held by them. The transaction is expected to close in the fourth quarter of 2013, subject to approval by CFS and First Merchants shareholders, regulatory approvals, and the satisfaction of customary conditions provided in the merger agreement. Please see our Current Report on Form 8-K filed on May 13, 2013 with the SEC for more information regarding the merger.

Company Profile

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank. Citizens Financial Bank is an independent bank focusing its people, products, and services on helping individuals, businesses, and communities to be successful. We have 20 full-service banking centers throughout adjoining markets in Chicago’s Southwest suburbs and Northwest Indiana. Our website can be found at www.citz.com.

Additional Information

The proposed merger will be submitted to First Merchants’ and CFS’ shareholders for their consideration. In connection with the proposed merger, First Merchants has filed with the SEC a Preliminary Registration Statement on Form S-4 that includes a Joint Proxy Statement for First Merchants and CFS and a Prospectus of First Merchants, as well as other relevant documents concerning the proposed transaction. SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE CORRESPONDING PROXY STATEMENT AND PROSPECTUS REGARDING THE MERGER WHEN THEY BECOME AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, TOGETHER WITH ALL AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, AS THEY ALL CONTAIN IMPORTANT INFORMATION. Once filed, you may obtain a free copy of the Proxy Statement and Prospectus, when they become available, as well as other filings containing information about First Merchants and CFS, at the SEC’s web site (http://www.sec.gov). You may also obtain these documents, free of charge, by accessing First Merchants’ web site (http://www.firstmerchants.com) under the tab “Investors,” then under the heading “Financial Information,” and finally under the link “SEC Filings,” or by accessing CFS’ web site (http://www.mybankcitizens.com) under the “Investor Relations” tab, then under the “Financial Documents” tab, and finally under the link “SEC Filings.”

First Merchants and CFS and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of First Merchants and CFS in connection with the proposed merger. INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF FIRST MERCHANTS IS SET FORTH IN THE DEFINITIVE PROXY STATEMENT FOR FIRST MERCHANTS’ 2013 ANNUAL MEETING OF SHAREHOLDERS FILED WITH THE SEC ON MARCH

CFS Bancorp, Inc. - Page 10

29, 2013 AND FIRST MERCHANTS’ ANNUAL REPORT ON FORM 10-K FILED ON MARCH 15, 2013. INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF CFS IS SET FORTH IN THE DEFINITIVE PROXY STATEMENT FOR CFS’ 2013 ANNUAL MEETING OF SHAREHOLDERS FILED WITH THE SEC ON APRIL 2, 2013. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement and Prospectus regarding the proposed merger when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

Forward-Looking Information

This press release contains forward-looking statements and information related to us that is based on our beliefs as well as assumptions made by and currently available to us and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding our ability to successfully execute our strategy and Strategic Growth and Diversification Plan, the level and sufficiency of the Bank’s current regulatory capital and equity ratios, our ability to continue to diversify the loan portfolio, our efforts at deepening client relationships, increasing levels of core deposits, lowering non-performing asset levels, managing and reducing credit-related costs, increasing revenue growth and levels of earning assets, the effects of general economic and competitive conditions nationally and within our core market area, the ability to sell other real estate owned properties and mortgage loans held for sale, the sufficiency of the levels of provision for and the allowance for loan losses, amounts of charge-offs, levels of loan and deposit growth, interest on loans, asset yields and cost of funds, net interest income, net interest margin, non-interest income, non-interest expense, the interest rate environment, and other risk factors identified in the filings we make with the SEC. In addition, these forward-looking statements include, but are not limited to, statements relating to the benefits of the proposed merger between First Merchants and CFS, including future financial and operating results, and are subject to significant risks, assumptions, and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including, among other things: the risk that the businesses of First Merchants and CFS will not be integrated successfully or such integration may be more difficult, time-consuming, or costly than expected; expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; revenues following the merger may be lower than expected; client and employee relationships and business operations may be disrupted by the merger; the ability to obtain required governmental and shareholder approvals; and the ability to complete the merger on the expected timeframe. The words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “intend to,” “plan,” “project,” “should,” “will,” “would be,” or similar expressions, or the negative thereof, as well as statements that include future events, tense, or dates, or that are not historical or current facts, as they relate to us, our business, prospects, or our management, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, assumptions, and changes in circumstances, and you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Forward-looking statements are not guarantees of future performance or outcomes, and actual results or events may differ materially from those included in these statements, including whether the merger is effectuated or not. CFS does not intend to update these forward-looking statements unless required to under federal securities law.

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CFS BANCORP, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Interest income:
Loans receivable	$7,495	$7,700	$8,243	$15,195	$16,629
Investment securities	1,731	1,593	2,186	3,324	4,316
Other interest-earning assets	121	124	103	245	196
Total interest income	9,347	9,417	10,532	18,764	21,141

Interest expense:
Deposits	828	931	1,294	1,759	2,684
Borrowed funds	286	285	294	571	590
Total interest expense	1,114	1,216	1,588	2,330	3,274
Net interest income	8,233	8,201	8,944	16,434	17,867
Provision for loan losses	1,076	510	1,150	1,586	2,200
Net interest income after provision for loan losses	7,157	7,691	7,794	14,848	15,667

Non-interest income:
Deposit related fees	1,648	1,520	1,578	3,168	3,047
Net gain (loss) on sale of:
Investment securities	192	184	305	376	723
Loans held for sale	106	463	200	569	359
Other real estate owned	(542)	10	86	(532)	39
Income from bank-owned life insurance	134	330	162	464	702
Other income	268	347	312	615	597
Total non-interest income	1,806	2,854	2,643	4,660	5,467

Non-interest expense:
Compensation and employee benefits	4,418	4,370	4,467	8,788	9,180
Professional fees	1,141	328	198	1,469	451
Net occupancy expense	625	694	679	1,319	1,387
Data processing	544	513	445	1,057	883
FDIC insurance premiums and regulatory assessments	479	481	490	960	978
Furniture and equipment expense	398	403	468	801	925
Marketing	315	269	322	584	726
Other real estate owned related expense, net	114	250	316	364	934
Loan collection expense	248	133	119	381	237
Severance and retirement compensation expense	—	—	—	—	876
Other general and administrative expenses	1,182	1,014	1,038	2,196	2,172
Total non-interest expense	9,464	8,455	8,542	17,919	18,749

Income (loss) before income taxes	(501)	2,090	1,895	1,589	2,385
Income tax expense (benefit)	(334)	588	541	254	541

Net income (loss)	$(167)	$1,502	$1,354	$1,335	$1,844

Basic earnings (loss) per share	$(.02)	$.14	$.13	$.12	$.17
Diluted earnings (loss) per share	(.02)	.14	.13	.12	.17

Weighted-average common and common share equivalents outstanding:
Basic	10,790,267	10,739,160	10,750,313	10,764,855	10,724,103
Diluted	10,869,069	10,810,800	10,806,555	10,840,096	10,776,476

CFS Bancorp, Inc. - Page 12

CFS BANCORP, INC.
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012

ASSETS
Cash and amounts due from depository institutions	$16,697	$20,474	$20,577	$33,846
Interest-earning deposits with banks	132,929	133,766	114,122	51,687
Cash and cash equivalents	149,626	154,240	134,699	85,533

Investment securities available-for-sale, at fair value	219,931	220,196	203,290	226,625
Investment securities held-to-maturity, at cost	12,984	14,981	15,458	13,965

Loans receivable, net of deferred fees	660,072	664,308	692,267	713,596
Allowance for loan losses	(12,660)	(12,024)	(12,185)	(12,062)
Net loans	647,412	652,284	680,082	701,534

Loans held for sale	1,620	955	1,509	610
Investment in Federal Home Loan Bank stock, at cost	6,188	6,188	6,188	6,188
Bank-owned life insurance	36,367	36,233	36,604	36,435
Accrued interest receivable	2,470	2,669	2,528	2,801
Other real estate owned	21,878	23,698	23,347	19,223
Office properties and equipment	15,293	15,519	15,768	16,225
Net deferred tax assets	12,375	11,032	11,302	16,281
Other assets	5,404	8,373	7,334	6,674
Total assets	$1,131,548	$1,146,368	$1,138,109	$1,132,094

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$961,945	$974,328	$965,791	$967,154
Borrowed funds	49,306	49,828	50,562	51,306
Advance payments by borrowers for taxes and insurance	4,322	4,542	4,734	4,243
Other liabilities	4,763	4,893	5,200	4,794
Total liabilities	1,020,336	1,033,591	1,026,287	1,027,497

Shareholders’ equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	—	—	—	—
Common stock, $0.01 par value; 85,000,000 shares authorized; 23,423,306 shares issued; 10,894,112, 10,898,168, 10,874,687, and 10,867,357 shares outstanding	234	234	234	234
Additional paid-in capital	187,207	186,975	187,260	187,379
Retained earnings	78,033	78,310	76,914	74,420
Treasury stock, at cost; 12,529,194, 12,525,138, 12,548,619, and 12,555,949 shares	(154,443)	(154,411)	(154,698)	(154,824)
Accumulated other comprehensive income (loss), net of tax	181	1,669	2,112	(2,612)
Total shareholders’ equity	111,212	112,777	111,822	104,597
Total liabilities and shareholders’ equity	$1,131,548	$1,146,368	$1,138,109	$1,132,094

CFS Bancorp, Inc. - Page 13

CFS BANCORP, INC.
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012

Book value per share	$10.21	$10.35	$10.28	$9.62
Shareholders’ equity to total assets	9.83%	9.84%	9.83%	9.24%
Tier 1 core capital ratio (Bank only)	9.08	8.92	8.81	8.56
Total risk-based capital ratio (Bank only)	15.31	14.86	14.06	13.35
Common shares outstanding	10,894,112	10,898,168	10,874,687	10,867,357
Employees (FTE)	262	262	261	261
Number of full service banking centers	20	20	20	20

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Average Balance Data:
Total assets	$1,138,547	$1,141,032	$1,162,099	$1,139,996	$1,160,644
Loans receivable, net of unearned fees	663,471	676,181	705,410	669,791	707,061
Investment securities	246,277	229,120	252,698	237,746	255,789
Interest-earning assets	1,027,146	1,030,232	1,052,039	1,028,681	1,048,907
Deposits	965,033	966,670	996,741	965,961	993,514
Interest-bearing deposits	852,892	857,838	890,814	855,352	889,728
Non-interest bearing deposits	112,141	108,832	105,927	110,609	103,786
Interest-bearing liabilities	902,564	908,356	941,398	905,445	941,599
Shareholders’ equity	113,019	112,143	103,827	112,583	104,052
Performance Ratios (annualized):
Return on average assets	(.06)%	.53%	.47%	.24%	.32%
Return on average equity	(.59)	5.43	5.25	2.39	3.56
Average yield on interest-earning assets	3.65	3.71	4.03	3.68	4.05
Average cost of interest-bearing liabilities	.50	.54	.68	.52	.70
Interest rate spread	3.15	3.17	3.35	3.16	3.35
Net interest margin	3.21	3.23	3.42	3.22	3.43
Non-interest expense to average assets	3.33	3.01	2.96	3.17	3.25
Efficiency ratio (1)	96.11	77.78	75.71	86.49	82.92

Cash dividends declared per share	$.01	$.01	$—	$.02	$.01
Market price per share of common stock for the period ended:
Close	$10.72	$7.99	$4.98	$10.72	$4.98
High	10.95	8.07	5.96	10.95	6.29
Low	8.05	6.18	4.30	6.18	4.30

(1) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain on sales of investment securities.

CFS Bancorp, Inc. - Page 14

CFS BANCORP, INC.
Reconciliation of Income Before Income Taxes to Pre-Tax, Pre-Provision Earnings, as adjusted
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012
Income (loss) before income taxes	$(501)	$2,090	$1,895
Provision for loan losses	1,076	510	1,150
Pre-tax, pre-provision earnings	575	2,600	3,045

Add back (subtract):
Net gain on sale of investment securities	(192)	(184)	(305)
Net (gain) loss on sale of other real estate owned	542	(10)	(86)
Merger-related expenses	971	—	—
Other real estate owned related expense, net	114	250	316
Loan collection expense	248	133	119
Severance and retirement compensation expense	—	—	—
Pre-tax, pre-provision earnings, as adjusted	$2,258	$2,789	$3,089

Pre-tax, pre-provision earnings, as adjusted, to average assets (annualized)	.80%	.99%	1.07%

		Six Months Ended
		June 30, 2013	June 30, 2012
Income (loss) before income taxes		$1,589	$2,385
Provision for loan losses		1,586	2,200
Pre-tax, pre-provision earnings		3,175	4,585

Add back (subtract):
Net gain on sale of investment securities		(376)	(723)
Net (gain) loss on sale of other real estate owned		532	(39)
Merger-related expenses		971	—
Other real estate owned related expense, net		364	934
Loan collection expense		381	237
Severance and retirement compensation expense		—	876
Pre-tax, pre-provision earnings, as adjusted		$5,047	$5,870

Pre-tax, pre-provision earnings, as adjusted, to average assets		.89%	1.02%

Our accounting and reporting policies conform to U.S. generally accepted accounting principles (GAAP) and general practice within the banking industry. We use certain non-GAAP financial measures to evaluate our financial performance and have provided the non-GAAP financial measures of pre-tax, pre-provision earnings, as adjusted, and pre-tax, pre-provision earnings, as adjusted, to average assets. In these non-GAAP financial measures, the provision for loan losses, other real estate owned related income and expense, loan collection expense, and certain other items, such as gains and losses on sales of investment securities and other real estate owned and severance and retirement compensation expenses, are excluded. We believe that these measures are useful because they provide a more comparable basis for evaluating financial performance excluding certain credit-related costs and other non-recurring items period to period and allows management and others to assess our ability to generate pre-tax earnings to cover our provision for loan losses and other credit-related costs. Although these non-GAAP financial measures are intended to enhance investors’ understanding of our business performance, these operating measures should not be considered as an alternative to GAAP.